Exhibit 1.12

COLLATERAL ASSIGNMENT OF RIGHTS UNDER PURCHASE AGREEMENT

THIS COLLATERAL ASSIGNMENT OF RIGHTS UNDER PURCHASE AGREEMENT (this “Collateral Assignment”) has been executed and delivered as of February 14, 2025, by Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”), and Twin Disc Canada Holdings Ltd., a company formed under the laws of the Province of British Columbia (“Assignor”), in favor of Bank of Montreal. (together with its successors and assigns, “Bank”).

RECITALS

A.    Assignor and each of the Sellers set forth therein (each a “Seller”), have entered into that certain Share Purchase Agreement, dated as of January 31, 2025 (together with all of the schedules attached thereto, the “Purchase Agreement”), pursuant to which Assignor will acquire from Seller, and Seller will sell to Assignor, the Shares (as defined in the Purchase Agreement) in Kobelt Manufacturing Co. Ltd., a company formed under the laws of the Province of British Columbia (the “Company”), pursuant to the terms and conditions of the Purchase Agreement;

B.    Assignor is a Wholly-Owned Subsidiary of the Borrower;

C.    Borrower and the Company have entered into that certain Credit Agreement with Bank, dated as of February 14, 2025, (as may be amended or restated from time to time, the “Credit Agreement”), pursuant to which Bank will, among other things, extend certain credit facilities to Borrower and Assignor, until Kobelt Amalgamation (as defined in the Credit Agreement) and thereafter to Kobelt Manufacturing Co. Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation (“Amalgamated Company”), to cause Assignor to complete the purchase transaction contemplated by the Purchase Agreement;

D.    In order to induce Bank to enter into the Credit Agreement, Borrower and the Amalgamated Company have granted to the Bank a security interest in and to all of its tangible and intangible assets pursuant to a Security Agreement and a Canadian Security Agreement (each as defined in the Credit Agreement); and

E.    To further induce Bank to enter into the Credit Agreement, Assignor has agreed to collaterally assign to Bank all of Assignor’s Rights and Remedies (as defined herein) with respect to the Purchase Agreement, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the facts set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor and Bank hereby agree as follows:

AGREEMENT

1.    Defined Terms. Any capitalized term used in this Collateral Assignment which is defined in the Credit Agreement shall have the definition contained in the Credit Agreement, unless otherwise defined herein.

2.    Collateral Assignment. As additional security for the Obligations, Assignor hereby collaterally assigns and transfers to Bank all of Assignor’s rights, remedies, privileges, and claims with respect to the Purchase Agreement including, without limitation: (i) any right Assignor may have to indemnification from Seller, including, without limitation, pursuant to Section 9 (including the schedules related thereto) of the Purchase Agreement; (ii) rights and remedies with respect to any breach by Seller of any of its representations, warranties, and covenants thereunder including any non-competition, non-solicitation and non-disparagement covenants; and (iii) any rights to payment from Seller under the Purchase Agreement (all of the foregoing collectively referred to as the “Rights and Remedies”). Bank acknowledges and agrees that (a) this Agreement grants no rights to Bank against Seller other than the Rights and Remedies (as expressly described in this Section 2), and (b) solely as to any claim against Seller for any Rights and Remedies, Bank shall be (x) deemed to have accepted and agreed with the due diligence and negotiations undertaken by Assignor in connection with entering into the Purchase Agreement, and (y) bound by such due diligence and such negotiations and the provisions of this Agreement as if undertaken and made by Bank.

3.    Enforcement of Rights Prior to Event of Default. Prior to the occurrence of an Event of Default under the Credit Agreement, Assignor shall enforce all Rights and Remedies diligently and in good faith.

4.    Enforcement of Rights After Event of Default. Effective from and after the occurrence of an Event of Default under the Credit Agreement, and until such Event of Default is cured or waived, Assignor hereby irrevocably authorizes and empowers Bank, in Bank’s own discretion, to assert, as Bank may deem proper, either directly or on behalf of Assignor, any of the Rights and Remedies which Assignor may from time to time have against Seller; provided that nothing in this Collateral Assignment shall be construed as excusing Assignor from the performance of any of the covenants or other agreements of Assignor contained in the Purchase Agreement and the other documents executed and delivered in connection therewith.

5.    Right to Receive Payments and Proceeds. Regardless of the existence of an Event of Default, Assignor hereby irrevocably assigns to Bank the immediate right to receive directly from Seller any and all payments, proceeds, monies, damages and awards arising from the Rights and Remedies; provided that Bank shall not enforce such assignment against Seller unless an Event of Default has occurred and is continuing.

6.    Power of Attorney. Assignor hereby irrevocably makes, constitutes, and appoints Bank (and all officers, employees, or agents designated by Bank) as its true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes of enabling Bank or its agent, upon the occurrence of an Event of Default and until such Event of Default is cured or waived, to assert and collect such claims and to apply such monies in the manner set forth hereinabove.

7.    Assignor’s Obligations. Assignor shall keep Bank informed of any changes in all circumstances that could reasonably be expected to materially and adversely affect the Rights and Remedies, and Assignor shall not waive, amend, alter, or modify any of the Rights and Remedies without prior written consent of Bank.

8.    Continuing Effect. This Collateral Assignment shall continue in effect until the Obligations have been paid and discharged in full in cash, and the Credit Agreement has been terminated.

9.    Continuing Performance under Purchase Agreement. Notwithstanding the foregoing, Assignor expressly acknowledges and agrees that it shall remain liable under the Purchase Agreement to observe and perform all of the conditions and obligations in the Purchase Agreement which Assignor is bound to observe and perform, and that neither this Collateral Assignment, nor any action taken pursuant hereto, shall cause Bank to be under any obligation or liability in any respect whatsoever to any observance or performance of any of the representations, warranties, conditions, covenants, agreements, or terms of the Purchase Agreement.

10.   Counterparts. This Collateral Assignment may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original. All of such counterparts, taken together, shall constitute but one and the same agreement. This Collateral Assignment shall become effective upon the execution of a counterpart of this Collateral Assignment by each of the parties hereto.

11.    Governing Law. The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of Wisconsin.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Collateral Assignment has been executed and delivered as of the date first set forth above.

Borrower:	TWIN DISC, INCORPORATED By: Name: Jeffrey Knutson Title: Vice President – Finance and Chief Financial Officer

Assignor:	TWIN DISC CANADA HOLDINGS LTD. By: Name: Title:

Bank:	BANK OF MONTREAL By:__________________________________ Name: Mark Czarnecki Title: Senior Vice President By:__________________________________ Name: Helen Alvarez-Hernandez Title: Managing Director